EXHIBIT 99.1

July 22, 2005

NEWS RELEASE to Lexington Herald-Leader

First Security Bancorp, Inc., the parent of First Security Bank of Lexington, announced its financial results for the quarter ended June 30, 2005.

Net income for the quarter ended June 30, 2005 was $439,000, or $0.28 per share (on a diluted basis) as compared to $203,000, or $0.13 for the quarter ended June 30, 2004. Net income for the six months ended June 30, 2005 was $834,000, or $0.53 per share (on a diluted basis) as compared to $404,000, or $0.26 for the six months ended June 30, 2004. The improvement in the first half of 2005, as compared to the first half of 2004 represents a 106% increase in net income and a 104% increase in net income per share.

Total assets at June 30, 2005 were $211.8 million as compared to $217.2 million at June 30, 2004, for a decline of $5.4 million. Compared to the December 31, 2004 balance of $217.4 million, total assets declined by $5.6 million. The decline from December 31, 2004 is primarily attributable to a decline in federal funds sold.

Earnings for the current quarter, as compared to the second quarter of 2004, were positively impacted by a number of factors, including increases in the yield on the bank’s earning assets brought about by increases in the bank’s prime lending rate, reductions in non-interest expenses and more effective funds management for deposits.

In addition to the improved operating performance in the first half of 2005, overall asset quality also improved, as the bank entered into an agreement that resulted in the April 14, 2005 sale of approximately $1.7 million in non-accrual loans.

According to Doug Hutcherson, President & CEO, “over the course of the last year, we have taken many steps to improve the performance of the bank. The results for this quarter and year to date speak to the success of those efforts. We very much look forward to furthering these efforts for the balance of 2005 and beyond. ‘

First Security Bancorp, Inc.

CONSOLIDATED BALANCE SHEETS(unaudited)
     (in thousands, except per share data)

                                          6/30/2005    12/31/2004     6/30/2004

Assets

Cash & Due From Banks                         $  6,635      $  4,446     $    5,506
Federal Funds Sold                               8,230        18,568          1,570
Securities                                      37,424        33,748         42,041
Loans                                          151,164       152,576        159,551
Allowance For Loan Losses                       (1,457)       (1,720)        (2,298)
                                              --------      --------     ----------
   Net Loans                                   149,707       150,856        157,253
Other Assets                                     9,802         9,816         10,838
                                              --------      --------     ----------
   Total Assets                               $211,798      $217,434     $  217,208
                                              ========      ========     ==========

Liabilities & Shareholders' Equity
Deposits
   Non-interest Bearing                         25,504        22,670         23,031
   Savings, Money Market & NOW                  45,537        55,180         41,689
   Certificates of Deposit                     105,194       101,012        108,763
                                              --------      --------      ---------
        Total Deposits                         176,235       178,862        173,483
Repurchase Agreements                            3,153         5,857          8,291
Other Borrowed Funds                            10,082        11,246         14,389
Other Liabilities                                1,029           861          1,155
                                              --------      --------      ---------
   Total Liabilities                           190,499       196,826        197,318
Shareholders' Equity                            21,299        20,608         19,890
                                              --------      --------      ---------
   Total Liabilities & Shareholders' Equity   $211,798      $217,434      $ 217,208
                                              ========      ========      =========

CONSOLIDATED INCOME STATEMENTS (unaudited)
     (in thousands, except per share data)

                                                Three Months Ended                   Six Months Ended
                                             6/30/2005     6/30/2004             6/30/2005     6/30/2004
Interest Income                              $    2,961    $    2,756            $  $ 5,772    $    5,418
Interest Expense                                 (1,192)       (1,108)               (2,307)       (2,322)
                                             ----------    ----------            ----------    ----------
     Net Interest Income                          1,769         1,648                 3,465         3,096
Loan Loss Provision                                   -           (50)                   -            (75)
                                             ----------    ----------            ----------    ----------
     Net Interest Income After Provision          1,769         1,598                 3,465         3,021
Other Income                                        224           396                   434           911
Other Expenses                                    1,340         1,698                 2,663         3,347
Provision for Federal Income Tax                   (214)          (93)                 (402)         (181)
                                             ----------    ----------            ----------    ----------
     Net Income (loss)                       $      439    $    $ 203            $      834   $       404
                                             ==========    ==========            ==========    ==========

Earnings Per Share
     Basic                                   $     0.28        $ 0.13            $     0.53   $      0.26
     Diluted                                 $     0.28        $ 0.13            $     0.53   $      0.26

Where appropriate, some items in the prior financial statements have been reclassified to conform to the current presentation.